UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2014

NET TALK.COM, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	000-53668	20-4830633
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1080 NW 163rd Drive, No. Miami Beach, Florida 33169

(Address of principal executive offices)     (Zip code)

(305) 621-1200      (305) 621-1200 FREE

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 8.01	Other Items.

On October 27, 2014, NetTalk.com, Inc. (the “Company”) was notified that Samer Bishay, current President of the Company, on or about October 24th, 2014, through counsel for Telestrata, LLC, filed a mortgage in the amount of approximately $4.5 million encumbering certain assets of the Company.  The Company’s Board of Directors (the “Board”), through a unanimous written consent executed September 2, 2014, authorized the company to undertake such action only under certain conditions, and authorized only Steven Healy, as Chief Financial Officer of the Company, to be signatory to any such action. Mr. Bishay was not authorized to file said mortgage, as such written consent has not been revoked, modified or superseded by any subsequent valid action of the Board.

Moreover, as disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 17, 2014, on October 16, 2014 shareholders representing at least a majority of the then outstanding common stock of the Company voted, via written consent in lieu of a meeting, to remove each of Samer Bishay, Maged Bishara, and Nardir Aljasrawi from their positions serving as members of the Company’s Board of Directors.

Accordingly, the Company is working with counsel to rescind such unauthorized encumbrance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Net Talk.com, Inc.

By:	/s/ Anastasios Kyriakides
Name:	Anastasios Kyriakides
Title:	Chief Executive Officer
Dated:	October 31, 2014